EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111

September 11, 2017

Performant Financial Corporation
333 North Canyons Parkway
Livermore, CA 94551

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We are acting as counsel for Performant Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 3,863,326 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares of Common Stock (the “Shares”), which Shares may be issued upon exercise of certain warrants (the “Warrants”) previously issued by the Company.
We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized, and assuming the issuance on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.
The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP